ADDENDUM TO MANAGEMENT AGREEMENT


     THIS ADDENDUM, dated as of September 1, 1996, supplements the Management Agreement (the "Agreement") dated as of August 1, 1994, by and between Twentieth Century World Investors, Inc. (the "Corporation") and Investors Research Corporation (the "Investment Manager"). All capitalized terms used herein and not otherwise defined have the meaning given them in the Agreement.

     IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows:

1. The Investment Manager shall manage the following series (the "New Series") to be issued by the Corporation, and for such management shall receive the Applicable Fee set forth below:

     Name of Series                            Applicable Fee

     Emerging Markets Fund                     2.00% of first $500 million
                                               1.50% of the next $500 million
                                               1.25% over $1 billion

2. The Investment Manager shall manage the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

     IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

                                            TWENTIETH CENTURY WORLD
Attest:                                     INVESTORS, INC.

/s/William M. Lyons                         By: /s/James E. Stowers III
William M. Lyons                                James E. Stowers III
Secretary                                       President


                                            INVESTORS RESEARCH CORPORATION
Attest:

/s/William M. Lyons                         By: /s/James E. Stowers III
William M. Lyons                                James E. Stowers III
Secretary                                       President